EXHIBIT 19
INSIDER TRADING POLICY
I.INTRODUCTION
The purpose of this Insider Trading Policy (the "Policy") is to promote compliance with applicable securities laws by Vulcan Materials Company and its subsidiaries (collectively, the "Company" or "Vulcan") and all directors, officers and employees thereof. The federal securities laws prohibit "insider trading", which occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, gift or otherwise transact in securities of the Company ("Company Securities") or to provide that information to others outside the Company in the form of a "tip." The consequences of violating the requirements of the federal securities laws associated with securities transactions can be very serious to you and the Company and include public disclosure of all reporting violations in the Company's proxy statement or Annual Report on Form 10-K, as well as possible civil and criminal penalties. For example, criminal penalties for individuals convicted of insider trading violations include a maximum jail term of 20 years and fines of up to $5,000,000 and civil penalties can be up to three times the profit gained or loss avoided. Some of those penalties are imposed upon individuals who use material nonpublic information for their own gain. Civil and criminal liability could also extend to an employee who "tips" another person about material, nonpublic information where that person, in turn, buys or sells shares. Your careful attention and adherence to this policy is required. This Policy is not designed or intended to discourage Company personnel from investing in Company Securities; indeed, we encourage investment in our shares by our employees. The Policy creates a program and procedures to protect our employees and the Company from inadvertent violations of the Policy and the laws against insider trading.
II.APPLICABILITY
The Policy is applicable to all employees, officers, directors, and agents of the Company. Any questions regarding this Policy should be directed to the Company’s Corporate Secretary. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities.
III.POLICY
If a director, officer or any employee of the Company or any agent or advisor of the Company has material nonpublic information relating to the Company, it is the Company's policy that neither that person nor any Related Person (as defined below) may buy, sell or gift Company Securities, except as noted in "Guidelines – Prohibited Trading in Company Securities” below, or engage in any other activity to take advantage of such information, or pass such information on to others. This Policy also applies to material nonpublic information relating to any other company with publicly traded securities (including Vulcan's customers or suppliers) that is obtained in the course of employment by or in association with the Company.
DEFINITIONS/EXPLANATIONS
Who is an "Insider?"
Any person who possesses material nonpublic information is considered an insider with respect to that information. Insiders include Company directors, officers, employees, independent contractors and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of insider is transaction specific; that is, an individual is an insider with respect to each material nonpublic item of information of which he or she is aware.
What is "Material" Information?
The materiality of a fact depends upon the circumstances. A fact is considered "material" if a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where it is reasonably likely to affect the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company's business or to any type of security (debt or equity).
Some examples of information that may be material include:
•Financial results that have not been disseminated to the public
•News of a pending or proposed merger, joint venture, or acquisition or disposition of significant assets
•News of a significant purchase or sale of assets
•Changes in dividend policies, stock splits or stock repurchases
•Financial liquidity problems
•Changes in Board members or executive officers
•The gain or loss of a substantial customer or supplier
•Significant legal or regulatory developments, actual or threatened, including litigation or governmental investigations
•Offerings of Company securities
•Information related to cybersecurity risks and incidents, including vulnerabilities and security breaches

Exhibit 19

The above list is only illustrative; many other types of information may be considered "material," depending on the circumstances. The materiality of specific information is subject to reassessment on a regular basis.
What is "Nonpublic" Information?
Information is "nonpublic" if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such print or electronic media as Dow Jones, Reuters Economic Services, The Wall Street Journal, or the Associated Press, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination; dissemination must be from the Company.
In addition, even after a public announcement of material information, a reasonable period of time must elapse - generally, two full trading days - in order for the market to react to the information. Therefore, if an announcement is made before the commencement of trading on a Monday, an insider should defer trading in Company Securities until at least Wednesday of that week after two full trading days have elapsed (all of Monday and Tuesday). If the announcement is made after the close of trading on Monday, insiders may not trade in Company Securities until Thursday. If the announcement is made on Friday after trading begins, insiders may not trade in Company Securities until Wednesday of the following week.
Who is a "Related Person?"
For purposes of this Policy, a Related Person includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; and estates of which you are an executor. Although a person's parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a "tippee" under securities laws. (See "Guidelines - ‘Tipping’ Information to Others” below for a discussion on the prohibition on "tipping").
GUIDELINES
Non-Disclosure of Material Nonpublic Information
Until material nonpublic information has been publicly disclosed by the Company, it must not be disclosed to anyone, except persons within the Company or third-party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require knowledge of such information. Insiders should treat all information learned about the Company, its business plans, or other publicly traded companies obtained in the course of employment by or in association with the Company as confidential and proprietary to the Company.
All persons must take reasonable precautions to prevent inadvertent disclosure of material nonpublic information. This includes, without limitation, password protection of all devices that may contain material nonpublic information pertaining to the Company and other publicly traded companies with which the Company does business and abstention of posting or responding to any posting on or in all social media platforms and websites.
Prohibited Trading in Company Securities
No person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities in the open market (including reallocation of funds relating to 401(k) Retirement Plan accounts and the cashless exercise of options) when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This rule does not apply to the regular purchase of stock under the Company Dividend Reinvestment Plan ("DRP"), the exercise of options with the Company in a manner that does not involve the purchase or sale of Vulcan shares on the open market and pursuant to which the employee exercises the options and holds for investment the resulting Vulcan shares, or an approved Rule 10b5-1 Plan (See "Rule 10b5-1 Trading Plans” below); provided, however that an employee may not make changes to either his or her DRP allocation or Rule 10b5-1 Plan based on material nonpublic information. Stock that is acquired through the DRP or the exercise of options in a non-open market transaction is subject to this Policy and may not be sold by an employee who is in possession of material nonpublic information.
Twenty-Twenty Hindsight
If securities transactions ever become the subject of scrutiny, they are likely to be viewed after- the-fact with the benefit of hindsight. As a result, before engaging in any transaction an insider should carefully consider how his or her transaction may be construed in the bright light of hindsight. Again, in the event of any questions or uncertainties about the Policy, please consult the Corporate Secretary or his or her designee for advice regarding interpretation of the Policy.
"Tipping" Information to Others
Insiders may be liable for communicating or tipping material nonpublic information to any third party ("tippee") - not just Related Persons. Furthermore, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them and individuals who trade on material nonpublic information which has been misappropriated.
Tippees inherit an insider's duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, tippees who pass the information along to others who trade are also liable. In other words, a tippee's liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

Exhibit 19

Avoid Speculation: Anti-Hedging Policy
The Company strongly discourages directors, officers and employees from trading in Company Securities on a short-term basis. Any Company shares purchased in the open market should be held for a minimum of six months and ideally longer. Directors and executive officers of the Company are subject to "short-swing" "profit recovery" for any profit realized on the purchase and sale or sale and purchase of Company Securities within any six-month period.
Directors, officers and employees, and their Related Persons or other designees may not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any change in the market value of Company Securities granted as part of the compensation of the director, officer or employee, or held, directly or indirectly, by such person. Although investing in Company Securities provides an opportunity for such parties to share in the future growth of the Company, it should not be pursued for short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and the holders of its securities. Anyone may, of course, exercise options granted to them by the Company and, subject to the restrictions discussed in this Policy and other applicable Company policies, sell shares acquired through the exercise of options.
Anti-Hedging Policy
Directors and executive officers are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan. This prohibition does not apply to any broker-assisted "cashless" exercise or settlement of awards granted under a Company equity incentive plan.
Trading in Other Securities
No director, officer or employee may place purchase or sell orders or recommend that another person place a purchase or sale order in the securities of another corporation if the person learns of material nonpublic information about the other corporation in the course of his/her employment with the Company.
No "Safe Harbor"
The existence of blackouts, trading periods and any other trading restrictions should not be considered a "safe harbor" for trading. Trading on the basis of material nonpublic information is prohibited even if trades are made in compliance with blackouts, trading windows and pre- clearance procedures. Good judgment in accordance with this Policy must be exercised at all times.
ADDITIONAL RESTRICTIONS AND REQUIREMENTS FOR DIRECTORS, OFFICERS AND MANAGEMENT PERSONNEL
Trading Window
In addition to being subject to all of the other limitations in this Policy, directors, executive officers (which, for the purposes of this Policy, has the same meaning as the term "officer" under Section 16 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), and all other officers and management personnel of the Company may only buy, sell or gift Company Securities in the public market during the period beginning two trading days after the release of the Company's quarterly earnings and ending two calendar weeks prior to the end of the next fiscal quarter.
Pre-Clearance
Directors and executive officers of the Company must obtain prior clearance from the Corporate Secretary, or his or her designee, before he, she or a Related Person purchases, sells or gifts Company Securities, including any exercise of stock options. Prior clearance is required for all purchases, sales or gifts, including transfers between the Company Common Stock Fund and other investment options in the Company's 401(k) Retirement Plan as specified in the Pre-clearance Policy. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a proposed transaction is valid only for a 48-hour period. If the transaction order is not completed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
ADDITIONAL BLACK-OUT PERIODS; EARLY CLOSING OF TRADING WINDOWS
Additional black-out periods may be imposed during the course of an otherwise open trading window and existing black-out periods may be extended. Usually this will occur when the Company is imminently considering some significant decision, for example, a public offering of securities, an acquisition, or a major commercial transaction. At those times, you will receive a separate communication from the Corporate Secretary or other officer advising of the commencement of a special black-out period or an extension of a regular black-out period. We will attempt to give you as much advance notice as possible of additional black-out periods, but given the nature of the transaction involved, you may receive very short notice.
TRANSACTIONS OF VULCAN STOCK DURING ADMINISTRATIVE BLACKOUT PERIODS IN VULCAN RETIREMENT PLANS
Although Vulcan has rarely declared administrative blackout periods for the investments made through its 401(k) Retirement Plan, Vulcan directors and executive officers are restricted from effecting transactions in Company Securities, whether inside or outside of the 401 (k) Retirement Plan, during any administrative blackout period in the 401(k) Retirement Plan.

Exhibit 19

SPECIAL CIRCUMSTANCES DURING BLACK-OUT PERIODS
The Corporate Secretary, may, but will not be obligated to, approve trades of Company Securities during a black-out period, provided that (1) the individual proposing to engage in such a trade provides a valid reason to justify the trade, such as hardship or a desire to purchase shares to demonstrate support for the Company; (2) the individual provides the amount and terms of any proposed transactions prior to the commencement of the black-out period; and (3) the individual proposing to trade has certified prior to the proposed trade date that such individual is not in possession of material nonpublic information concerning the Company. It is expected that approval of requests for special circumstance trading will rarely be approved.
The Company will attempt to notify employees and directors about obvious black-out periods and open trading periods, however, it remains the individual's responsibility to understand the conditions surrounding trading in Company Securities and to inquire if there are any questions regarding whether the contemplated transaction is permissible.
RULE 10b5-1 TRADING PLANS
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and that complies with the Company’s Guidelines for Rule 10b5-1 Plans. If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.
To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Corporate Secretary and meet the requirements of Rule 10b5-1 and the Company’s Guidelines for Rule 10b5-1 Plans. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plans during any 12-month period. Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.
Any Rule 10b5-1 Plan must be submitted for approval not less than five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after the termination of employment or other services to the Company if a director, officer, employee, or agent is aware of material nonpublic information when the employment or service relationship terminates. In that circumstance, the individual may not trade in Company Securities until that information has become public or is no longer material. This provision applies to material nonpublic information relating to any other company with publicly traded securities that is obtained in the course of employment by or in association with the Company.
TRANSACTIONS BY THE COMPANY
The Company will not engage in transactions in Company Securities except in compliance with applicable securities laws.
COMPLIANCE AND SANCTIONS
Company employees, officers, directors, and agents are personally responsible for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Policy. Violations of this Policy will be viewed seriously. Such violations provide grounds for disciplinary action, including dismissal.
SUMMARY
The Company has set forth a broad policy designed to limit the possibility of insider trading. However, insider trading is a complex area of the law and there are many circumstances in which an individual may be legitimately unsure about the application of this Policy. In these situations, a simple question may forestall disciplinary action or complex legal problems. Please do not hesitate to direct any questions to the Corporate Secretary or his or her designee for advice regarding interpretation and application of the Policy.

Exhibit 19